Exhibit 99.2

CAPNIA, INC.

Offer to Exchange

Series C Warrants to purchase shares of Common Stock

for

the Exercise of Series B Warrants to purchase shares of Common Stock for Cash

(CUSIP No. 14066L113)

[            ], 2015

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [            ], 2015, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS FOR EXERCISE FOR CASH AND EXCHANGE MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are enclosing the documents listed below relating to the offer by Capnia, Inc. (the “Company”) to issue Series C Warrants (the “Series C Warrants”) to purchase shares of the Company’s Common Stock (the “Common Stock”) in exchange for the exercise of the Series B Warrants to purchase shares of Common Stock for cash (the “Exchange Offer”). The Series C Warrants will be exercisable for the number of shares of Common Stock issued upon the exercise of the Series B Warrants pursuant to the Exchange Offer. The terms and conditions of the Exchange Offer are set forth in the prospectus dated [            ], 2015, as filed with the Securities and Exchange Commission (as may be amended or supplemented, the “Prospectus”), a copy of which accompanies this letter, and the letter of transmittal (as each may be amended or supplemented from time to time) (collectively, the “Offer Documents”). Certain terms used and not defined herein shall have the respective meanings ascribed to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Series B Warrants through your account (the “Beneficial Holders”) with The Depository Trust Company (“DTC”) regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Series B Warrants registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	a form of letter which may be sent to your clients for whose account you hold Series B Warrants through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the Exchange Offer;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines); and

3.	a copy of the appropriate Offer Documents.

YOUR PROMPT ACTION IS REQUESTED. SERIES B WARRANTS TENDERED FOR EXERCISE FOR CASH AND EXCHANGE PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

We will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in connection with forwarding copies of the Offer Documents and related documents to the beneficial owners of Series B Warrants and in connection with handling or forwarding tenders for exercise for cash and exchange. We will pay or cause to be paid any transfer taxes applicable to the tender of Series B Warrants.

The cash exercise price for exercising the Series B Warrants in the Exchange Offer must be delivered to the Exchange Agent, pursuant to the terms of the Offer Documents, prior to the Expiration Date.

Any inquiries you may have with respect to Exchange Offer, or requests for additional copies of the enclosed materials or the Letter of Transmittal, should be directed to D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, (212) 493-3910.

Please see “Description of Warrants Included in the Exchange Offer—Series C Warrants” in the Prospectus for a description of the terms of the Series C Warrants.

Please refer to “General Terms of the Exchange Offer—Procedures for Participating in the Exchange Offer” in the Prospectus for a description of the procedures which must be followed to tender Series B Warrants for cash exercise and exchange in the Exchange Offer.

Very truly yours,

Capnia, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Enclosures